Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

Prospectus Supplement to the Prospectus dated December 5, 2006, and the Prospectus Supplement dated December 5, 2006 — No. 727

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B
$40,052,000
Basket Linked Notes due 2010
(Linked to a Basket of the S&P 500® Index, the MSCI EAFE Index and the iShares®
MSCI Emerging Markets Index Fund)

     The amount that you will be paid on your notes on the stated maturity date (April 15, 2010, subject to adjustments as described elsewhere in this prospectus supplement) will be determined with reference to the performance of a weighted basket comprised of the S&P 500® Index, the MSCI EAFE Index and the iShares® MSCI Emerging Markets Index Fund, an exchange traded fund, during the period beginning on and including the trade date (April 1, 2008) through the determination date (April 1, 2010, subject to adjustments as described elsewhere in this prospectus supplement). We refer to the iShares® MSCI Emerging Markets Index Fund as the “iShares® Fund” and we refer to the S&P 500® Index, the MSCI EAFE Index and iShares® Fund, collectively, as the “basket components”.

On the stated maturity date, for each $1,000 face amount of your notes:

  if the basket return is positive, you will receive (1) the $1,000 face amount plus (2) an amount equal to 1.5% of the $1,000 face amount for every 1% positive basket return, subject to a cap on the positive basket return of 22.7%;

  If the basket return is negative but not below -10%, you will receive the $1,000 face amount; or

  If the basket return is negative and below -10%, you will lose approximately 1.11% of the $1,000 face amount for every 1% negative basket return below -10%.

     The notes are not principal protected and you could lose your entire investment in the notes if the basket level declines. A basket return below -10% over the life of your notes through the determination date will reduce the payment you will receive on your notes, if any, on the stated maturity date below the face amount of your notes. To the extent that the basket level declines by more than 10% from the initial basket level, the rate of decline in the amount you will be paid on your notes, if any, on the stated maturity date will exceed the rate of decline in the basket level. Moreover, the maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note (the minimum denomination) is also limited to the maximum settlement amount of $1,340.50 (an amount equal to 134.05% of the face amount). In addition, the notes do not bear interest and no other payments will be made prior to the stated maturity date.

     The notes provide 150% participation in any positive basket return, subject to a cap on the basket return of 22.7%. The basket return is determined by dividing (i) the final basket level minus the initial basket level by (ii) the initial basket level, expressed as a percentage.

     The final basket level will equal the sum of the following: (1) the final S&P 500® Index level divided by the initial S&P 500® Index level multiplied by the initial weighted value of the S&P 500® Index; (2) the final MSCI EAFE Index level divided by the initial MSCI EAFE Index level multiplied by the initial weighted value of the MSCI EAFE Index; and (3) the final iShares® Fund price divided by the initial iShares® Fund price multiplied by the initial weighted value of the iShares® Fund. The initial S&P 500® Index level is 1341.26, the initial MSCI EAFE Index level is 2052.00 and the initial iShares® Fund price is $136.49 per share. The final S&P 500® Index level and the final MSCI EAFE Index level are the closing levels of the S&P 500® Index and the MSCI EAFE Index, respectively, on the determination date and the final iShares® Fund price is the closing price of one share of the iShares® Fund on the determination date.

     The return on your notes with respect to the basket components will reflect only the percentage change, if any, of each basket component beginning on and including the trade date through the determination date, subject to the initial weight of such basket component in the basket, and will not be adjusted for any change in the value of the U.S. dollar versus any local currency.

     The initial basket level is set at 100. The initial weighted value for each of the basket components equals the product of the initial weight of the basket component times the initial basket level. The initial weight of each basket component is indicated below.

Basket Component	Initial Weight in Basket
S&P 500® Index	65%
MSCI EAFE Index	30%
iShares® Fund	5%

     Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-18.

     Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. You should read “Additional Risk Factors Specific To Your Notes” on page S-9 so that you may better understand those risks.

Original issue date: April 15, 2008	Original issue price: 100% of the face amount
Underwriting discount: 0.175% of the face amount	Net proceeds to the issuer: 99.825% of the face amount

     The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional offered notes after the date of this prospectus supplement but prior to the settlement date, at an issue price, underwriting discount, and net proceeds that differ from the amounts set forth above.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this amended prospectus supplement. Any representation to the contrary is a criminal offense.

     Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co. Prospectus Supplement dated April 1, 2008.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS AND PROSPECTUS SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus dated December 5, 2006
Prospectus Supplement dated December 5, 2006

     “Standard & Poor’s®”, “S&P®” and “S&P 500®” are registered trademarks of the McGraw Hill Companies, Inc. and are licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

     The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. and its affiliates. The notes are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

     “iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). The notes are not sponsored, endorsed, sold or promoted by BGI, its affiliate Barclays Global Fund Advisors (“BGFA”), or the iShares® Fund. Neither BGI, BGFA, nor the iShares® Funds make any representations or warranties to the owner of the notes or any member of the public regarding the advisability of investing in the notes. Neither BGI, BGFA nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with our use of information about the iShares® Funds.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Notes” on page S-18. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket components: the S&P 500® Index (as quoted on Bloomberg page “SPX”); the MSCI EAFE Index (as quoted on Bloomberg page “MXEA”); and the iShares® Fund (as quoted on Bloomberg page “EEM UP”)(or, in each case, any successor page thereto determined by the calculation agent, in its sole discretion)

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount equal to $1,000, $40,052,000 in the aggregate for all the offered notes. The aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement but prior to the settlement date

Trade date: April 1, 2008

Original issue date (settlement date): April 15, 2008

Initial S&P 500® Index level: 1341.26

Initial MSCI EAFE Index level: 2052.00

Initial iShares® Fund price: $136.49 per share

Final S&P 500® Index level: the closing level of the S&P 500® Index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-20 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” on page S-21

Final MSCI EAFE Index level: the closing level of the MSCI EAFE Index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-20 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” on page S-21

Final iShares® Fund price: the closing price of one share of the iShares® Fund on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-20 and subject to adjustment as provided under “Specific Terms of Your Notes — De-listing, Discontinuance or Modification of the iShares® Fund” on page S-21

Initial basket level: the initial basket level is 100

Initial weighted value: with respect to each basket component, the initial weighted value equals the product of the initial weight of such basket component times the initial basket level. The initial weight of each basket component is shown in the table below:

Basket Component	Initial Weight in Basket
S&P 500® Index	65%
MSCI EAFE Index	30%
iShares® Fund	5%

Final basket level: the final basket level will equal the sum of the following: (1) the final S&P 500® Index level divided by the initial S&P 500® Index level multiplied by the initial weighted value of the S&P 500® Index; (2) the final MSCI EAFE Index level divided by the initial MSCI

EAFE Index level multiplied by the initial weighted value of the MSCI EAFE Index; and (3) the final iShares® Fund price divided by the initial iShares® Fund price multiplied by the initial weighted value of the iShares® Fund

Basket return: the result of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Payment amount: on the stated maturity date, for each of your notes we will pay you an amount, if any, in cash equal to:

  if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

  if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the face amount plus (2) the product of (a) the face amount times (b) the participation rate times (c) the basket return;

  if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, the face amount;

  if the final basket level is less than the buffer level, the sum of (1) the face amount plus (2) the product of (i) the face amount times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount

Cap level: 122.70% of the initial basket level, or 122.70

Maximum settlement amount: 134.05% of the face amount

Participation rate: 150%

Buffer level: 90% of the initial basket level, or 90

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 111.11%

Buffer amount: 10%

Stated maturity date: April 15, 2010, unless postponed as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-20

Determination date: April 1, 2010, unless postponed with respect to any basket component as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-20 and “— Consequences of a Market Disruption Event or a Non-Trading Day” on page S-20

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman Sachs & Co.

Business day: as described on page S-22

Trading day: as described on page S-23

CUSIP No.: 38145E154

ISIN No.: US38145E1543

Q&A

How Do the Notes Work?

     The notes offered by this prospectus supplement will have a stated maturity date of April 15, 2010, unless postponed as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-20. The return on the notes will be linked to the performance of a weighted basket of the following three basket components, with each basket component having a relative weight as follows: 65% for the S&P 500® Index, 30% for the MSCI EAFE Index and 5% for the iShares® Fund. Because the basket components are not equally weighted, even if the level of one basket component increases, a decrease in the level of the other basket component may offset that increase. In addition, the notes do not bear interest and no other payments will be made on your notes prior to the stated maturity date. See “Additional Risk Factors Specific to Your Notes” on page S-9.

     The calculation agent will determine the final S&P 500® Index level, the final MSCI EAFE Index level and final iShares® Fund price, which will be the closing level of the S&P 500® index on the determination date, the closing level of the MSCI EAFE Index on the determination date and the closing price of one share of the iShares® Fund on the determination date, respectively.

Who Should or Should Not Consider an Investment in the Notes?

     We have designed the notes for investors who want to participate, on a 1.5-to-1 basis, in the potential increase in a weighted basket of two equity indices and one exchange traded fund, subject to a cap on the positive basket return of 22.7%. Because the entire principal amount of your notes will be fully exposed to any potential depreciation of more than 10% of the basket level over the life of your notes (i.e. through the determination date), you should consider investing in the notes only if you are willing to accept the risk of losing the entire principal amount of your notes. To the extent that the basket level declines by more than 10%, the rate of decline in the amount you will be paid on your notes, if any, on the stated maturity date will exceed the rate of decline in the basket level.

     In addition, if the amount payable on your notes on the stated maturity date is the face amount of your notes or even if the amount payable exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Notes — Your Notes Do not Bear Interest” on page S-9.

What Will I Receive on The Stated Maturity Date of the Notes?

     The payment amount for each of your notes on the stated maturity date will be an amount in cash calculated in a manner specified on the front cover page of this prospectus supplement.

     As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Notes” on page S-18.

What Will I Receive if I Sell the Notes Prior to the Stated Maturity Date?

     If you sell your notes prior to the stated maturity date, you will receive the market price for your notes. The market price for your notes may be influenced by many factors, such as interest rates, currency exchange rates, the volatility of the basket components and our creditworthiness. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the market value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Date of This Prospectus Supplement (as Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Original Issue Price” on page S-9 and “— The Market Value of Your Notes May be Influenced by Many Factors” on page S-12.

Who Publishes the Basket Components and What Does Each Basket Component Measure?

     Please see “The Basket Components” on page S-27 for a description of these basket components.

What about Taxes?

     The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-38.

     Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid forward contract. If your notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally would be long-term capital gain or loss if you held your notes for more than one year.

     The Internal Revenue Service announced on December 7, 2007 that it is reconsidering the tax treatment of structured notes, such as the offered notes, that are currently characterized as prepaid forward contracts, which could adversely affect the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. We describe this development in more detail under “Supplemental Discussion of Federal Income Tax Consequences” below. You should consult your own tax adviser about this matter. The Goldman Sachs Group, Inc. will treat the offered notes as described in the preceding paragraph unless and until there is further guidance from the Internal Revenue Service.

     In addition, legislation has recently been introduced in Congress that, if enacted, would require holders that acquire the notes after the bill is enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

HYPOTHETICAL EXAMPLES

     The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical basket returns on the determination date could have on the payment amount, assuming all other variables remain constant.

     We have assumed for the following table and graph examples that the level of the basket on the determination date will be the same as it will be on the stated maturity date. We have further assumed that the notes are purchased on the original issue date and held until the stated maturity date. If you sell your notes before the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Notes” on page S-9.

     The following table and graph are based on basket returns that are entirely hypothetical and do not take into account any taxes you may owe as a result of owning your notes; no one can predict what the value of the basket components will be on the determination date. The actual S&P 500® Index level, MSCI EAFE Index level and iShares® Fund price have been highly volatile — meaning that they have changed substantially in relatively short periods — in the past, and their future performance cannot be predicted. The final basket level can appreciate or depreciate due to changes in either the S&P 500® Index level, the MSCI EAFE Index level or the iShares® Fund price. The information in the table, chart and examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Cap level	122.70% of the initial basket level
Maximum settlement amount	$1,340.50
Participation rate	150%
Buffer level	90% of the initial basket level
Buffer rate	Approximately 111.11%
Buffer amount	10%
No market disruption event or non-trading day occurs on the originally scheduled determination date
No change in or affecting any of the index stocks or the methods by which either of the index sponsors calculates the S&P 500® Index or the MSCI EAFE Index, respectively
No change in or affecting shares of the iShares® Fund or the method by which the iShares® Fund is calculated
Notes purchased on original issue date and held to the stated maturity date

     Moreover, the initial S&P 500® Index level, initial MSCI EAFE Index level and initial iShares® Fund price may differ substantially from the level or price, as applicable, of such basket component at the time you purchase your notes.

     For these reasons, the actual performance of the basket components over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical level or price of each basket component shown elsewhere in this prospectus supplement. For information about the level or price of each basket component during recent periods, see “The Basket Components — Historical Closing Level or Closing Price of the Basket Components” on page S-32. Before investing in the offered notes, you should consult publicly available news sources to determine the level or price of each basket component between the date of this prospectus supplement and your purchase of the offered notes.

     Unless otherwise specified, the table and chart below also assume that there is no change in or affecting any of the index stocks or the method by which the index sponsor calculates the S&P 500® Index or the MSCI EAFE Index, respectively, that there is no change in or affecting shares of the iShares® Fund or the method by which the iShares® Fund is calculated, that there is no change in the relative weighting of any stock in a particular basket component, and that no market disruption event or non-trading day occurs on the originally scheduled determination date with respect to any basket component.

     The levels in the left column of the table represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the face amount of a note.

Hypothetical Final Basket Level as Percentage of Initial Basket Level	Hypothetical Payment Amount as Percentage of Face Amount
200.00%	134.05%
150.00%	134.05%
125.00%	134.05%
122.70%	134.05%
120.00%	130.00%
115.00%	122.50%
110.00%	115.00%
105.00%	107.50%
100.00%	100.00%
95.00%	100.00%
90.00%	100.00%
85.00%	94.44%
80.00%	88.89%
75.00%	83.33%
70.00%	77.78%
50.00%	55.56%
25.00%	27.78%
0.00%	0.00%

     The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to you on the stated maturity date if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis and based on a cap on the basket return of 22.7%. The chart shows that any hypothetical final basket level of less than 100% and more than 90% of the initial basket level (the section between the 90% and 100% markers on the horizontal axis) would result in a hypothetical payment amount of 100% of the face amount of your notes. The chart also shows that any hypothetical final basket level of less than 90% of the initial basket level (the section left of the 90% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount of your notes.

We cannot predict the actual final basket level on the determination date or the market value of your notes, nor can we predict the relationship between the level or price, as applicable, of each basket component and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the hypothetical payment amounts shown in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying stocks, i.e., the stocks comprising the basket components to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal of Your Notes Is Not Protected

     The principal of your notes is not protected. Our cash payment on your notes on the stated maturity date will be based on the performance of each of the basket components as measured from the initial level or price of each basket component to the final level or price of each basket component. If the final basket level is less than the buffer level of 90, then you will lose approximately 1.11% of each $1,000 face amount of your notes for every 1% negative basket return below -10%. Thus, depending on the final basket level on the determination date, you could lose a substantial potion and perhaps all of your investment.

     Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Date of This Prospectus Supplement (as Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Original Issue Price

     The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

     If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “The Market Value Of Your Notes May Be Influenced By Many Factors” below.

     Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

     There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Potential Return on Your Notes Is Limited

     The cap on the basket return is 22.7%. If the final basket level is greater than the initial basket level, i.e., the basket return is positive, you will participate in any such increase on a 1.5-to-1 basis, subject to the cap on the basket return of 22.7%. As a result of the cap on the basket return, you will not benefit from any positive basket return in excess of 22.7%.

     If the basket return exceeds the cap, your return on the notes at maturity will be less than the return on a direct investment in the stocks included in the basket components without taking into account dividends and taxes and other costs related to such a direct investment.

Your Notes Do Not Bear Interest

     You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would otherwise have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Performance of One Basket Component May Offset an Increase in the Other Basket Component

     The basket is comprised of two equity indices and one exchange traded fund, which are not equally weighted. Declines in the level or price, as applicable, of one basket component may offset increases in the level or price of the other basket components. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

     At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Index Stocks Underlying the S&P 500® Index or the MSCI EAFE Index

     The sponsor of the S&P 500® Index and the sponsor of the MSCI EAFE Index, which we refer to collectively as the “index sponsors”, calculate the levels of the S&P 500® Index and the MSCI EAFE Index, respectively, by reference to the prices of the index stocks underlying the S&P 500® Index or the index stocks underlying the component indices of the MSCI EAFE Index, as applicable, without taking account of the value of dividends paid on those index stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the index stocks underlying the S&P 500® Index or the index stocks underlying the component indices of the MSCI EAFE Index and received the dividends paid on those index stocks.

     The Payment Amount of Your Notes Is Not Linked to the Level or Price of Each Basket Component at any Time Other Than the Determination Date

     The final level or price, as applicable, of each basket component will be based on the closing level of the S&P 500® Index, the closing level of the MSCI EAFE Index and the closing price of one share of the iShares® Fund, respectively, on the determination date (subject to adjustments as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” below). Therefore, if the closing level of the S&P 500® Index, the closing level of the MSCI EAFE Index or the closing price of one share of the iShares® Fund dropped precipitously on the determination date, the payment amount for your notes may be significantly less than it would otherwise have been had the payment amount been linked to the closing level of the S&P 500® Index, the closing level of the MSCI EAFE Index or the closing price of one share of the iShares® Fund, respectively, prior to such drop. Although the actual level or price, as applicable, of the basket components on the stated maturity date or at other times during the life of your notes may be higher than the closing level of the S&P 500® Index, the closing level of the MSCI EAFE Index and the closing price of one share of the iShares® Fund, respectively, on the determination date, you will not benefit from the closing level of the S&P 500® Index, the closing level of the MSCI EAFE Index or the closing price of one share of the iShares® Fund at any time other than the determination date.

The Correlation Between the Performance of the iShares® Fund and the Performance of the Underlying MSCI Emerging Market IndexSM May Be Imperfect

     The iShares® Fund uses a representative sampling strategy to track the performance of the MSCI Emerging Markets IndexSM underlying the iShares® Fund which may give rise to tracking error, i.e., the discrepancy between the performance of the MSCI Emerging Markets IndexSM and the performance of the iShares® Fund. In addition, because the shares of the iShares® Fund are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Fund may differ from the net asset value per share of the iShares® Fund. Because of the potential discrepancies identified above, the iShares® Fund return may not correlate perfectly with the return on the MSCI Emerging Market IndexSM over the same period. For more information, see “The Basket Components — The iShares® Fund” on page S-32.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

     Two of the basket components to which your basket is linked, the MSCI EAFE Index and the iShares® Fund, are in turn linked to the value of foreign equity securities. The MSCI EAFE Index consists of twenty-one developed equity market country indices, which are in turn comprised of the stocks traded in the equity markets of such countries. The MSCI Emerging Markets IndexSM, which underlies the iShares® Fund, consists of twenty-five emerging market country indices, which are, in turn, comprised of the stocks traded in the equity markets of such countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities market comprising the MSCI EAFE Index and the MSCI Emerging Market IndexSM may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

     Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

     Because foreign exchanges may be open on days when the iShares® Fund is not traded, the value of the securities underlying the iShares® Fund may change on days when shareholders will not be able to purchase or sell the iShares® Fund’s shares.

     The countries whose indices are represented by the MSCI Emerging Markets IndexSM include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

Your Notes Are Linked to a Basket That Includes the MSCI EAFE Index, and Are Therefore Subject to Foreign Currency Exchange Rate Risk

     Because the notes are linked to a basket that includes the MSCI EAFE Index (and its component country indices, as defined in “The Basket Components — The MSCI EAFE Index”), investors of the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in the MSCI EAFE Index which are calculated in such manner. An investor’s net exposure will depend on the extent to which the currencies represented in the MSCI EAFE Index strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall index. If, taking into account such weight, the dollar strengthens against such currencies, the level of the MSCI EAFE Index will be adversely affected and the amount payable at maturity of the notes may be reduced.

     Foreign currency exchange rates vary over time, and may vary considerably during the life of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

  rates of inflation;

  interest rate levels;

  the balance of payments among countries;

  the extent of government surpluses or deficits in the component countries and the United States; and

  other financial, economic, military and political factors.

     All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the various component countries and the United States and other countries important to international trade and finance.

The Return on Your Notes With Respect to the MSCI EAFE Index Will Depend on Changes in the Level of the MSCI EAFE Index and Will Not Be Adjusted for Changes in U.S. Dollar Foreign Currency Exchange Rates

     Although the index stocks underlying the MSCI EAFE Index are traded in currencies other than U.S. dollars and your notes are denominated in U.S. dollars, the amount payable on your notes at maturity will not be adjusted for changes in the U.S. dollar foreign currency exchange rates relating to index stocks underlying the MSCI EAFE Index. The payment amount on the stated maturity date with respect to the MSCI EAFE Index will be based solely upon the overall change in the level of the MSCI EAFE Index during the life of your notes up to the determination date. Changes in foreign currency exchange rates, however, may reflect changes in the European, Australian and Far East economies that, in turn, may affect the final level of the MSCI EAFE Index.

The Market Value of Your Notes May Be Influenced by Many Factors

     The following factors, many of which are beyond our control, will influence the value of your notes:

  the level of the basket;

  the volatility — i.e., the frequency and magnitude of changes — of the level or price, as applicable, of the basket components;

  the dividend rates of the index stocks underlying the S&P 500® Index, the MSCI
  EAFE Index and the MSCI Emerging Markets IndexSM (which underlies the iShare® Fund);

  economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the S&P 500® Index, the MSCI EAFE Index and the MSCI Emerging Markets IndexSM, and which may affect the level of the basket;

  interest and yield rates in the market;

  the time remaining until your notes mature; and

  our creditworthiness.

     These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the basket components based on their historical performance.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs

     If the calculation agent determines that, on a day that would otherwise be the determination date, a market disruption event with respect to any basket component has occurred or is continuing or if such date is not a trading day for such basket component, the determination date for such basket component will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although not by more than five business days. Moreover, if the closing level of the S&P 500® Index, the closing level of the MSCI EAFE Index or the closing price of the iShares® Fund is not available on the last possible determination date because of a continuing market disruption event, a non-trading day or for any other reason, the calculation agent will nevertheless determine the final level or final price, as applicable, for such basket component, based on its assessment, made in its sole discretion, of the closing level or closing price, as applicable, of such basket component on that day.

If the Level or Price of Any of the Basket Components Changes, the Market Value of Your Notes May Not Change in the Same Manner

     Your notes may trade quite differently from the performance of the basket components comprising the basket. Changes in the level or price, as applicable, of those basket components may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket Components or the Index Stocks May Impair the Value of Your Notes

     As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the offered notes by purchasing futures and/or other instruments linked to the basket components. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more of the basket components or the stocks underlying the basket components, which we refer to as index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the level or price of one or more of the basket components. Any of these hedging activities may adversely affect the level or price, as applicable, of one or more of the basket components — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

     Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to any of the basket components or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level or price, as applicable, of one or more of the basket components — directly or indirectly by affecting the price of the index stocks — and therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level or price, as applicable, of one or more of the basket components or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

You Have No Shareholder Rights or Rights to Receive Any Stock

     Investing in your notes will not make you a holder of any of the index stocks underlying the S&P 500® Index or any of the index stocks underlying the component indices of the MSCI EAFE Index or a holder of any shares of the iShares® Fund. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those index stocks or shares of the iShares® Fund. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the index stocks underlying the S&P 500® Index or any of the index stocks underlying the component indices of the MSCI EAFE Index or any shares of the iShares® Fund.

Our Business Activities May Create Conflicts of Interest between Your Interests in the Notes and Us

     As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the basket components and in the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level or price, as applicable, of the basket components, could be adverse to your interests as a beneficial owner of your notes.

     Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the index sponsors, the issuers of the index stocks, the issuer of the iShares® Fund, which we refer to as the “fund issuer”, or the investment advisor for the iShares® Fund, which we refer to as the “fund investment advisor”, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to some or all of the issuers of the index stocks, some or all of the component indices underlying the MSCI EAFE Index or the MSCI Emerging Markets IndexSM, the fund issuer or fund investment advisor and with respect to any of the basket components. Any of these activities by any of our affiliates may affect the level or price, as applicable, of one or more of the basket components and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive, If Any, at Maturity

     As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level on the determination date, which we will use to determine how much cash we must pay on the stated maturity date, and the determination date and determining whether to postpone the determination date because of a market disruption event or a non-trading day. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of a basket component. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

     The Policies of the Index Sponsors and Changes That Affect the S&P 500® Index or the MSCI EAFE Index, or the Index Stocks or Component Indices, as Applicable, Underlying the S&P 500® Index or the MSCI EAFE Index Could Affect the Amount

Payable on Your Notes and Their Market Value

     The policies of the index sponsors concerning the calculation of the level of the S&P 500® Index and the MSCI EAFE Index, respectively, additions, deletions or substitutions of the index stocks or component indices, as applicable, underlying the S&P 500® Index or the MSCI EAFE Index and the manner in which changes affecting such index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level, could affect the level of the S&P 500® Index or the MSCI EAFE Index and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if either of the index sponsors changes these policies, for example, by changing the manner in which it calculates the level of the S&P 500® Index or the level of the MSCI EAFE Index, respectively, or if either of the index sponsors discontinues or suspends calculation or publication of either index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the closing level of the S&P 500® Index and/or the MSCI EAFE Index is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the level of the S&P 500® Index and/or the MSCI EAFE Index, as applicable, on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the level of the S&P 500® Index and/or the MSCI EAFE Index, as applicable, on the determination date and the amount payable on your note more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” and “— Role of Calculation Agent” below.

The Policies of the Fund Investment Adviser and Changes that Affect the MSCI Emerging Markets IndexSM Could Affect the Amount Payable on Your Notes and their Market Value

     The policies of the fund investment adviser concerning the calculation of the iShares® Fund, additions, deletions or substitutions of securities in the iShares® Fund and the manner in which changes affecting the MSCI Emerging Markets IndexSM are reflected in the iShares® Fund could affect the market price of shares of the iShares® Fund and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if the fund investment adviser changes these policies, for example, by changing the manner in which it calculates the iShares® Fund, or if the fund investment adviser discontinues or suspends calculation or publication of the iShares® Fund, in which case it may become difficult to determine the market value of your notes. If events such as these occur or if the closing price of shares of the iShares® Fund is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the final iShares® Fund price on the determination date and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the amount payable on your notes more fully under “Specific Terms of Your Notes — De-listing, Discontinuance or Modification of the iShares® Fund” and “— Role of Calculation Agent” below.

Except to the Extent Goldman, Sachs & Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the iShares® Fund, There is No Affiliation Between the iShares® Fund and Us, and We Are Not Responsible for Any Disclosure by the iShares® Fund

     Goldman, Sachs & Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the iShares® Fund, and, at any time, may hold shares of the iShares® Fund. Goldman

Sachs is not otherwise affiliated with the iShares® Fund. As we have told you above, we or our affiliates may currently or from time to time in the future engage in business with issuers of the index stocks underlying the MSCI Emerging Markets IndexSM. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about any issuer of the index stocks underlying the MSCI Emerging Markets IndexSM. You, as an investor in your notes, should make your own investigation into such issuer.

     Neither the iShares® Fund nor any issuers of the index stocks underlying the MSCI Emerging Markets IndexSM are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the iShares® Fund nor any such issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

Except to the Extent that We Are One of the 500 Companies Whose Common Stock Comprises the S&P 500® Index, There Is No Affiliation Between the Index Stock Issuers or the Index Sponsors and Us, and We Are Not Responsible for Any Disclosure by the Index Stock Issuers

     The common stock of Goldman Sachs is one of the 500 index stocks comprising the S&P 500® Index. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the issuers of the index stocks underlying the S&P 500® Index or the index stocks underlying the component indices of the MSCI EAFE Index. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the S&P 500® Index or the MSCI EAFE Index and the issuers of the index stocks underlying the S&P 500® Index or the index stocks underlying the component indices of the MSCI EAFE Index. You, as an investor in your notes, should make your own investigation into the S&P 500® Index and the MSCI EAFE Index and the issuers of the index stocks underlying the S&P 500® Index and the index stocks underlying the component indices of the MSCI EAFE Index. See “The Basket Components” below for additional information about the S&P 500® Index and the MSCI EAFE Index.

     Neither the index sponsors nor any issuer of the index stocks underlying the S&P 500® Index or the index stocks underlying the component indices of the MSCI EAFE Index are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsors nor any such issuer have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

     Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Certain Considerations for Insurance Companies and Employee Benefit Plans

     Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

     The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid forward contract. If your notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally would be long-term capital gain or loss if you held your notes for more than one year. In addition, the Internal Revenue Service announced on December 7, 2007 that it is reconsidering the tax treatment of structured notes, such as your notes, that are currently characterized as prepaid forward contracts, which could adversely affect the value of your notes. Legislation has recently been introduced in Congress that, if enacted, could also adversely affect the value of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

     If you are a non-U.S. investor, please also read the section of this prospectus supplement called “Supplemental Discussion of Federal Income Tax Consequences”.

     You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

     The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes: terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

     In addition to those terms described on the cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

     No interest: we will not pay interest on your notes

     Specified currency:

  U.S. dollars (“$”)

     Form of note:

  global form only: yes, at DTC

  non-global form available: no

     Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples thereof

     Defeasance applies as follows:

  full defeasance: no

  covenant defeasance: no

     Other terms:

  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below a trading day for your notes will not be the same as a trading day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

     Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

     We describe the terms of your notes in more detail below.

Basket Components, Index Sponsors, Fund Investment Advisor, Component Indices and Index Stocks

     In this prospectus supplement, when we refer to the basket components, we mean the S&P 500® Index, the MSCI EAFE Index and the iShares® Fund, or any successor indices or successor fund, as applicable, as they may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Indices” or “— De-listing, Discontinuance or Modification of the iShares® Fund” below. When we refer to the index sponsors as of any time, we mean the entities, including any successor sponsors, that determine and publish the S&P 500® Index or the MSCI EAFE Index as then in effect. When we refer to the fund investment advisor as of any time, we mean the entity, including any successor investment advisor, that manages the investment of the assets of the iShares® Fund as then effect. When we refer to the index stocks as of any time, we mean the stocks that underlie the S&P 500® Index or the stocks that underlie the component indices of the MSCI EAFE Index or the MSCI Emerging Markets IndexSM as then in effect, after giving effect to any additions, deletions or substitutions. When we refer to the component indices as of any time, we mean the indices that comprise the MSCI EAFE Index or the MSCI Emerging Markets IndexSM underlying the iShares® Fund as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

     On the stated maturity date, we will pay as principal, to the holder of the notes for each of your notes, an amount, if any, in cash equal to:

  if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

  if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the face amount plus (2) the product of (i) the face amount times (ii) the participation rate times (iii) the basket return;

  if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, the face amount;

  if the final basket level is less than the buffer level, the sum of (1) the face amount plus (2) the product of (i) the face amount times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount;

     The cap level is 122.70% of the initial basket level. The initial basket level is set at 100. The maximum settlement amount is 134.05% of the face amount, which equals $1,340.50 for each $1,000 face amount of your notes. The participation rate equals 150%. The buffer level equals 90% of the initial basket level, or 90. The buffer rate equals the quotient of the initial basket level divided by the buffer level, which equals approximately 111.11%. The buffer amount equals 10%.

Basket return

     The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the result expressed as a percentage. The cap on the basket return is 22.7%.

     If the final basket level is greater than the initial basket level, i.e., the basket return is positive, you will participate in any such increase on a 1.5 -to-1 basis, subject to the cap on the basket return of 22.7%. Consequently, the maximum settlement the holder of your notes could receive at maturity is 134.05% of the face amount of your notes and the holder of your notes will therefore not benefit from any positive basket return in excess of 22.7%.

Initial weighted value

     The initial weighted value for each of the basket components equals the product of the initial weight of the basket component times the initial basket level.

Final basket level

     The final basket level will equal the sum of the following: (1) the final S&P 500® Index level divided by the initial S&P 500® Index level multiplied by the initial weighted value of the S&P 500® Index; (2) the final MSCI EAFE Index level divided by the initial MSCI EAFE Index level multiplied by the initial weighted value of the MSCI EAFE Index; and (3) the final iShares® Fund price divided by the initial iShares® Fund price multiplied by the initial weighted value of the iShares® Fund.

     The initial S&P 500® Index level is 1341.26, the initial MSCI EAFE Index level is 2052.00 and the initial iShares® Fund price is $136.49 per share. The initial weights and initial weighted values of the S&P 500® Index, the MSCI EAFE Index and the iShares® Fund are as shown in the table below:

Basket Component	Initial Level or Price of Each Basket Component	Initial Weight	Initial Weighted Value
S&P 500® Index	1341.26	65%	65
MSCI EAFE Index	2052.00	30%	30
iShares® Fund	$136.49 per share	5%	5

Final S&P 500® Index Level

     The final S&P 500® Index level will be the closing level of such index, or any successor index, on the determination date, as calculated and published by its index sponsor, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and subject to adjustment as provided under “— Discontinuance or Modification of the Indices” below.

Final MSCI EAFE Index Level

     The final MSCI EAFE Index level will be the closing level of such index, or any successor index, on the determination date, as calculated and published by its index sponsor, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and subject to adjustment as provided under “— Discontinuance or Modification of the Indices” below.

Final iShares® Fund Price

     The final iShares® Fund price will be the closing price of one share of the iShares® Fund on the determination date, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and subject to adjustment as provided under “— De-listing, Discontinuance or Modification of the iShares® Fund” below.

Stated Maturity Date

     The stated maturity date will be April 15, 2010, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

Determination Date

     The determination date will be April 1, 2010, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not a trading day with respect to any basket component. In that event, the determination date for such basket component will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to such basket component. In no event, however, will the determination date for any of the basket components be postponed by more than five scheduled business days.

Consequences of a Market Disruption Event or a Non-Trading Day

     As indicated above, if a market disruption event occurs or is continuing with respect to any basket component on a day that would otherwise be the determination date or that day is not a trading day for such basket component, then the determination date for such basket component will be postponed to the next trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date for any of the basket components be postponed by more than five scheduled business days.

     If the determination date for any of the basket components is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day for such basket component, that day will nevertheless be the determination date for such basket component. If the calculation agent determines that the closing level or closing price, as applicable, of any of the basket components comprising the basket is not available on the last possible determination date because of a continuing market disruption event, non-trading day or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the closing level or closing price, as applicable, of the basket components at that time.

     A market disruption event with respect to any basket component will not by itself constitute a market disruption event with respect to the other basket components.

Discontinuance or Modification of the Indices

     If either of the index sponsors discontinues publication of its applicable index and such index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

     If the calculation agent determines that publication of either the S&P 500® Index or the MSCI EAFE Index is discontinued and there is no successor index, or that the level of the S&P 500® Index and/or the MSCI EAFE Index is not available on the determination date because of a market disruption event, a non-trading day or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable index.

     If the calculation agent determines that the S&P 500® Index, the MSCI EAFE Index, the component indices comprising the MSCI EAFE Index, the stocks underlying the S&P 500® Index or the stocks underlying the component indices of the MSCI EAFE Index or the method of calculating the S&P 500® Index and/or the MSCI EAFE Index is changed at any time in any respect — including any split or reverse-split of the S&P 500® Index or the MSCI EAFE Index and any addition, deletion or substitution and any reweighting or rebalancing of the stocks underlying the S&P 500® Index or the component indices underlying the MSCI EAFE Index or the stocks underlying the component indices of the MSCI EAFE Index and whether the change is made by the applicable index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the stocks underlying the indices or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the applicable index or the method of its calculation as it believes are appropriate to ensure that the applicable final index level used to determine the amount payable on the stated maturity date is equitable.

     All determinations and adjustments to be made by the calculation agent with respect to the S&P 500® Index and/or the MSCI EAFE Index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

De-listing, Discontinuance or Modification of the iShares® Fund

     If the iShares® Fund is de-listed from the NYSE Arca, Inc., the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued iShares® Fund. We refer to any substitute exchange traded fund approved by the calculation agent as a successor fund. If the iShares® Fund is de-listed from the NYSE Arca, Inc. and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, determine the appropriate closing price of one share of the iShares® Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the iShares® Fund. If a successor fund is selected, that successor fund will be substituted for the iShares® Fund for all purposes of the notes.

     If at any time the index underlying the iShares® Fund is changed in a material respect, or if the iShares® Fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the net assets value of the iShares® Fund had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price of an exchange traded fund comparable to the

iShares® Fund or the successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing prices with reference to shares of the iShares® Fund or the successor fund, as adjusted. Accordingly, if the iShares® Fund or a successor fund is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified (e.g., due to a split or a reverse split), then the calculation agent will adjust the price in order to arrive at a price of the iShares® Fund shares or shares of the successor fund as if it had not been modified (e.g., as if the split or the reverse split had not occurred). The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Default Amount on Acceleration

     If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

     For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

     Any payment on your notes at maturity will be made to an account designated by the holder of the notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

     As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

     The calculation agent in its sole discretion will make all determinations regarding the initial weighted value of each basket component, the final basket level, the basket return, the closing level of the S&P 500® Index, the closing level of the MSCI EAFE Index, the closing price of one share of the iShares® Fund, market disruption events, trading days, business days, postponement of the determination date, the default amount and the payment amount on your notes to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

     Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

     When we refer to a business day with respect to your notes, we mean a day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.

Trading Day

     When we refer to a trading day with respect to the S&P 500® Index, we mean a day on which (i) the respective principal securities markets for all of the index stocks that underlie such index are open for trading, (ii) the index sponsor for such index is open for business and (iii) such index is calculated and published by the applicable index sponsor.

     When we refer to a trading day with respect to the MSCI EAFE Index, we mean a day on which (i) the index sponsor for such index is open for business and (ii) such index is calculated and published by the applicable index sponsor.

     When we refer to a trading day with respect to the iShares® Fund, we mean a day on which (i) the NYSE Arca, Inc. is open for trading and (ii) the closing price for one share of the iShares® Fund is published by the NYSE Arca, Inc. (or in each case, any successor exchange thereto as determined by the calculation agent in its sole discretion).

Default Amount

     The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of the notes in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

     Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

  no quotation of the kind referred to above is obtained, or every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

     If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above, If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

     Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

  A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

     Any of the following will be a market disruption event with respect to any of the three basket components:

  a suspension, absence or material limitation of trading in shares of the iShares® Fund or index stocks constituting 20% or more, by weight, of the S&P 500® Index, the MSCI EAFE Index, the MSCI Emerging Markets IndexSM, or any component index thereunder, if applicable, on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or a suspension, absence or material limitation of trading in option or futures contracts relating to any of the basket components, or to index stocks constituting 20% or more, by weight, of the S&P 500® Index, the MSCI EAFE Index, the MSCI Emerging Markets IndexSM or any component index thereunder, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or index stocks constituting 20% or more, by weight, of the S&P 500® Index, the MSCI EAFE Index, the MSCI Emerging Markets IndexSM or any component index thereunder, if applicable, or option or futures contracts relating to any of the basket components, or to index stocks constituting 20% or more, by weight, of the S&P 500® Index, the MSCI EAFE Index, the MSCI Emerging Markets IndexSM or any component index thereunder, if available, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

     The following events will not be market disruption events with respect to any basket component:

  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and a decision to permanently discontinue trading in the option or futures contracts relating to any of the basket components, or to any index stock.

     For this purpose, an “absence of trading” in the primary securities market on which shares of the iShares® Fund or an index stock, or on which option or futures contracts relating to any of the basket components or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of the iShares® Fund or an index stock or in option or futures contracts relating to any of the basket components or an index stock, if available, in the primary market for shares of the iShares® Fund, that stock or those contracts, by reason of:

  a price change exceeding limits set by that market, or

  an imbalance of orders relating to shares of the iShares® Fund, that index stock or those contracts, or a disparity in bid and ask quotes relating to shares of the iShares® Fund, that index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

     As is the case throughout this prospectus supplement, references to a basket component in this description of market disruption events includes the applicable basket component and any successor basket component as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

     In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of futures and/or other instruments linked to the basket components on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to one or more of the basket components or the index stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

  expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to one or both of the basket components, or some or all index stocks,

  may take or dispose of positions in the securities of the index stock issuers themselves,

  may take or dispose of positions in listed or over-the-counter options or other instruments based on basket components designed to track the performance of the stock exchanges or other components of the equity markets, and/or may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

     We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket components or the index stocks. We expect these steps to involve sales of instruments linked to the basket components on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the index stocks or listed or over-the-counter options, futures or other instruments linked to any or all of the basket components, some or all of the index stocks or basket components designed to track the performance of the international stock exchanges or other components of the international equity markets, including the global emerging market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific To Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket Components or the Index stocks May Impair the Value of Your Notes” and “ — Our Business Activities May Create Conflicts of Interest between Your Interests in the Notes and Us” above for a discussion of these adverse effects.

THE BASKET COMPONENTS

     We have derived all information regarding the three basket components contained in this prospectus supplement from publicly available information, without independent verification. The sponsor of the S&P 500® Index, the sponsor of the MSCI EAFE Index, the iShares Inc. and Barclays Global Investors, N.A., respectively, owns the copyright and all rights to its applicable index or fund. The sponsor of the S&P 500® Index and the sponsor of the MSCI EAFE Index do not have an obligation to continue to publish, and may discontinue publication of, its applicable index. The consequences of such index sponsor discontinuing or modifying its applicable index, are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” above. We are not incorporating by reference any of the websites included below nor any material they may include into this prospectus supplement, the accompanying prospectus, dated December 5, 2006, or the accompanying prospectus supplement, dated December 5, 2006.

S&P 500® Index

     The S&P 500® Index, which we refer to as the S&P 500 Index, includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500 Index is calculated, maintained and published by Standard & Poor’s® (“S&P”), a division of the McGraw-Hill Companies, Inc. Additional information is available on the following website: http://www.standardandpoors.com.

     The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any index stock is the product of the market price per share times the number of the then outstanding shares of such index stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the Market Value and trading activity of the common stock of that company.

     The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 S&P 500 Index Stocks relative to the S&P 500 Index’s base period of 1941-43, which we refer to as the Base Period.

     An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

     The actual total Market Value of the index stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the S&P 500 Index Stocks by a number called the “S&P 500 Index Divisor.” By itself, the S&P 500 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The S&P 500 Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index, which we refer to as “S&P 500 Index Maintenance”.

     S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

     To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market

Value of the S&P 500 Index require a S&P 500 Index Divisor adjustment. By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require S&P 500 Index Divisor adjustments.

     The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not a S&P 500 Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus (Price of Rights Offering/Right Ratio)	Yes

Spin-Off	Price of parent company minus (Price of Spin-off Co./Share Exchange Ratio)	Yes

     Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Index Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

     Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Index Stock and consequently of altering the aggregate Market Value of the S&P 500 Index Stocks, which we refer to as the Post-Event Aggregate Market Value. In order that the level of the S&P 500 Index, which we refer to as the Pre-Event Index Value, not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Index Stock, a new S&P 500 Index Divisor, which we refer to as the New S&P 500 Divisor, is derived as follows:

Post-Event Aggregate Market Value New S&P 500 Divisor	=	Pre-Event Index Value

New S&P 500 Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

     A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

     The S&P 500 Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices moved half way to float adjustment and in September 2005 the indices will move to full float adjustment.

MSCI EAFE Index

     The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

     The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

     Index Calculation. The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI indexes for the 21 selected countries (the “Component Country Indices”). Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets. See “— Maintenance of the MSCI EAFE Index and the Component Country Indices” below.

     Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5:00 P.M. Central Europe Time. The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100.

     Maintenance of the MSCI EAFE Index and the Component Country Indices. In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

     MSCI may add additional Component Country Indices to the MSCI EAFE Index or subtract one or more of its current Component Country Indices prior to the expiration of the notes. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

     Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE Index.

     MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

     Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

     The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over-or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

     The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above. The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

     Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the Component Country Indices is reflected in the MSCI EAFE Index.

     Selection of Component Securities and Calculating and Adjusting for Free Float. The selection of the Component Securities for each Component Country Index is based on the following guidelines:

  define the universe of listed securities within each country;

  adjust the total market capitalization for each security for its respective free float available to foreign investors;

  classify securities into industry groups under the Global Industry Classification Standard (GICS); and

  select securities for inclusion according to MSCI’s index construction rules and guidelines.

     To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

     MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of 0.15 or less will not be eligible for inclusion in MSCI’s indices.

     Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

     These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

     The MSCI EAFE Index is subject to Currency Exchange Risk. Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the notes. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI EAFE Index, which is converted into U.S. dollars.

The iShares® Fund

     The shares of the iShares® Fund are issued by iShares, Inc., a registered investment company. Barclays Global Fund Advisors (“BGFA”) is the investment advisor to the iShares® Fund. The iShares® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM.

     BGFA, as the investment advisor to the iShares® Fund, employs a technique known as representative sampling to track the MSCI Emerging Markets IndexSM. In order to improve its portfolio liquidity and its ability to track the Index, the iShares® Fund may invest up to 10% of its assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index. BGFA will not charge portfolio management fees on that portion of the iShares® Fund’s assets invested in shares of such other iShares® funds.

     For additional information regarding iShares Inc., BGFA, the iShares® Fund and the risk factors attributable to the iShares® Fund, please see the Prospectus, dated January 1, 2008, filed as part of the Registration Statement on Form N-1A with the SEC on December 28, 2007 under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (File Nos. 033-97598 and 811-09102, respectively). Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the iShares® Fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents, and the iShares® website at www.ishares.com.

Representative Sampling

     BGFA uses a representative sampling strategy to track the MSCI Emerging Markets IndexSM. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index. Funds may or may not hold all of the securities that are included in the underlying index.

Correlation

     The MSCI Emerging Markets IndexSM is a theoretical financial calculation while the iShares® Fund is an actual investment portfolio. The performance of the iShares® Fund and the MSCI Emerging Markets IndexSM will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the iShares® Fund's portfolio and the underlying MSCI Emerging Markets IndexSM resulting from legal restrictions (such as diversification requirements that apply to the iShares® Fund but not to the underlying MSCI Emerging Markets IndexSM) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® Fund, using representative sampling, can be expected to have a greater tracking error than a fund using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

     The iShares® Fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the iShares® Fund will concentrate its investments to approximately the same extent that the MSCI Emerging Markets IndexSM concentrates in the stocks of such particular industry or group of industries.

Historical Closing Level or Closing Price of the Basket Components

     The respective closing level or price, as applicable, of the basket components have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of any of the basket components during any period shown below is not an indication that the basket components are more or less likely to increase or decrease at any time during the life of your notes.

     You should not take the historical levels of the basket components as an indication of future performance. We cannot give you any assurance that the future performance of the basket components or the index stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Moreover, in light of current market conditions, the trends reflected in the historical performance of each basket component may be less likely to be indicative of the performance of such basket component during the period from the trade date until the determination date and of the final level or price of such basket component, as applicable, than would otherwise have been the case. In particular, based on the historical movement of the closing levels or prices, as applicable, of each basket component reflected in the table below, in the past three years there has not been any full 24 month period, measured from the ends of the relevant calendar quarters, in which the closing level or price, as applicable, of any basket component has fallen by 10% or more from the closing level or price of such basket component on the initial date of such period, and the closing levels or prices of each basket component have steadily increased. However, in light of the increased volatility currently being experienced by U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

     Neither we nor any of our affiliates make any representation to you as to the performance of the basket components.

     Before investing in the offered notes, you should consult publicly available news sources to determine the relevant level of the S&P 500® Index or the MSCI EAFE Index or the relevant price of the share of the iShares® Fund between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual performance of the basket components over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical levels shown below.

     The tables below show the high, low and final closing levels of the S&P 500® Index and the MSCI EAFE Index and the high, low and final closing price of shares of the iShares® Fund for each of the four calendar quarters in 2005, 2006, 2007, and the first calendar quarter of 2008. We obtained such closing levels and closing prices from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the S&P 500® Index

	High	Low	Close
2005
Quarter ended March 31	1225.31	1163.75	1180.59
Quarter ended June 30	1216.96	1137.50	1191.33
Quarter ended September 30	1245.04	1194.44	1228.81
Quarter ended December 31	1272.74	1176.84	1248.29
2006
Quarter ended March 31	1307.25	1254.78	1294.83
Quarter ended June 30	1325.76	1223.69	1270.20
Quarter ended September 30	1339.15	1234.49	1335.85
Quarter ended December 31	1427.09	1331.32	1418.30
2007
Quarter ended March 31	1459.68	1374.12	1420.86
Quarter ended June 30	1539.18	1424.55	1503.35
Quarter ended September 30	1553.08	1406.70	1526.75
Quarter ended December 31	1565.15	1407.22	1468.36
2008
Quarter ended March 31	1447.16	1273.37	1322.70

Quarterly High, Low and Closing Levels of the MSCI EAFE Index

	High	Low	Close
2005
Quarter ended March 31	1568.18	1462.16	1503.85
Quarter ended June 30	1518.07	1439.66	1473.72
Quarter ended September 30	1618.84	1450.18	1618.84
Quarter ended December 31	1696.07	1533.92	1680.13
2006
Quarter ended March 31	1841.74	1684.06	1827.65
Quarter ended June 30	1980.26	1681.70	1822.88
Quarter ended September 30	1914.88	1708.45	1885.26
Quarter ended December 31	2074.48	1890.59	2074.48
2007
Quarter ended March 31	2182.60	2030.00	2147.51
Quarter ended June 30	2285.36	2152.13	2262.24
Quarter ended September 30	2335.70	2039.86	2300.38
Quarter ended December 31	2388.74	2179.99	2253.36
2008
Quarter ended March 31	2253.36	1913.53	2038.62

Quarterly High, Low and Closing Prices of Shares of the iShares® Fund

	High	Low	Close
2005
Quarter ended March 31	73.95	63.633	67.60
Quarter ended June 30	73.11	65.10	71.60
Quarter ended September 30	85.02	71.83	84.88
Quarter ended December 31	89.50	75.15	88.25
2006
Quarter ended March 31	100.78	88.25	99.00
Quarter ended June 30	111.10	81.95	93.90
Quarter ended September 30	99.30	87.60	96.77
Quarter ended December 31	114.60	95.30	114.17
2007
Quarter ended March 31	118.63	105.29	116.50
Quarter ended June 30	133.26	117.40	131.46
Quarter ended September 30	150.34	118.49	149.34
Quarter ended December 31	166.93	141.81	150.30
2008
Quarter ended March 31	151.10	126.50	134.38

License Agreements

     We, or Goldman Sachs & Co., have entered or expect to enter into non-exclusive license agreements with the index sponsors whereby we and our affiliates, in exchange for a fee, will be permitted to use both the S&P 500® Index and the MSCI EAFE Index in connection with the offer and sale of the offered notes. Except to the extent that we are one of the 500 companies whose common stock comprises the S&P 500® Index, we are not affiliated with the index sponsors; the only relationship between the index sponsors and us is the licensing of the use of such indices and trademarks relating to the indices.

     Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the basket components or any successor basket components.

License Agreement for the S&P 500® Index

     S&P and Goldman, Sachs & Co. have entered into a nontransferable, non-exclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the S&P 500 Index in connection with the issuance of certain securities, including the offered notes. The Goldman Sachs Group, Inc. is also a party to the license agreement.

     The offered notes are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of McGraw-Hill Companies, Inc. Standard & Poor's has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the offered notes. Standard & Poor's makes no representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly or the ability of the index to track general stock market performance. Standard & Poor's only relationship to Goldman Sachs (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of Standard & Poor's and of the use of the index which is determined, composed and calculated by Standard & Poor's without regard to Goldman Sachs or the offered notes. Standard & Poor's has no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the index. Standard & Poor's is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be exchanged into cash. Standard & Poor's has no obligation or liability in connection with the administration, marketing or trading of the offered notes.

     STANDARD & POOR'S DOES NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR'S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR'S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE OFFERED NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR'S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

License Agreement for the MSCI EAFE Index

     We have entered or expect to enter into a non-exclusive license agreement with MSCI, whereby The Goldman Sachs Group, Inc., in exchange for a fee, will be permitted to use the MSCI EAFE Index in connection with the offer and sale of the notes. We are not affiliated with MSCI and the only relationship between MSCI and The Goldman Sachs Group, Inc. is the licensing of the use of the MSCI EAFE Index and trademarks relating to the MSCI EAFE Index.

     The MSCI indexes are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

     THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI Inc. (“MSCI”) OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY THE GOLDMAN SACHS GROUP, INC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

     ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY

EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     No purchaser, seller or holder of the offered notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

     All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by MSCI. The Goldman Sachs Group, Inc. does not assume any responsibility for the accuracy or completeness of that information.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

     The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement with respect to United States holders.

     The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

     This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

  a citizen or resident of the United States;

  a domestic corporation;

  an estate whose income is subject to United States federal income tax regardless of its source; or

  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  a dealer in securities or currencies;

  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  a bank;

  a life insurance company;

  a tax exempt organization;

  a regulated investment company;

  a common trust fund;

  a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

  a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

  a United States holder whose functional currency for tax purposes is not the U.S. dollar.

     Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

     You will be obligated pursuant to the terms of the notes – in the absence of an administrative determination or judicial ruling to the contrary – to characterize each note for all tax purposes as prepaid forward contract. Except as otherwise noted below, the discussion herein assumes that the notes will be so treated.

     Upon the maturity of your notes, you would recognize a capital gain or loss in an amount equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in the notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. Any such capital gain or loss will be long-term capital gain or loss if you hold your notes for more than one year. The holding period for purposes of such capital gain and loss will begin on the day following the first day you held the notes.

     Upon the sale or exchange of your notes, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss.

     There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

     If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale, or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at that time and your adjusted basis in your notes. In general, your adjusted basis in your notes would equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes, and decreased by the amount of interest payments you receive with respect to your notes.

     If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as a capital loss.

     If the rules governing contingent payment obligations apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

     It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

Change in Law

     On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the offered notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the offered notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the offered notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments. The Goldman Sachs Group, Inc. intends to treat the offered notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

     In addition, legislation has recently been introduced in Congress that, if enacted, would require holders that acquire the notes after the bill is enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

     It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

     Notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to withhold on payments with respect to your notes unless you comply with the requirements necessary to avoid withholding on debt instruments as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus. In addition, even if the notes are treated as pre-paid forward contracts, you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status. Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that the rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

     As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

     Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

     This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

     The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

     In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the notes in market making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $31,200. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

     We expect to deliver the notes against payment therefor in New York, New York on April 15, 2008, which is the tenth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in ten business days (T + 10), to specify alternative settlement arrangements to prevent a failed settlement.

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

     (a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

     (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

     (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

     (d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     Goldman, Sachs & Co. has represented and agreed that:

     (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

     (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

     The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

     This pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

     Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200.000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Page
Summary Information	S-2
Q&A	S-4
Hypothetical Examples	S-6
Additional Risk Factors Specific To Your Notes	S-9
Specific Terms of Your Notes	S-18
Use of Proceeds and Hedging	S-26
The Basket Components	S-27
Supplemental Discussion of Federal Income Tax Consequences	S-38
Employee Retirement Income Security Act	S-41
Supplemental Plan of Distribution	S-42

Prospectus Supplement dated December 5, 2006

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	64
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	140

$40,052,000

The Goldman Sachs Group, Inc.

Basket Linked Notes
due 2010

(Linked to a Basket of the S&P 500® Index, the
MSCI EAFE Index and the iShares® MSCI
Emerging Markets Index Fund)

Medium-Term Notes, Series B

Goldman, Sachs & Co.